UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Accenture Ltd

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William D. Green
Chief Executive Officer

December 27, 2004

Dear Fellow Shareholder:

You are cordially invited to attend the 2005 Annual General Meeting of Shareholders (the “Annual Meeting”), which will be held at 10:00 a.m., local time, on February 2, 2005, at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, USA.

At this year’s meeting, you will vote on the appointment of three directors, a proposal to amend the bye-laws of Accenture Ltd and the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board to determine their remuneration. In addition, the audited consolidated financial statements of Accenture Ltd and its subsidiaries for the fiscal year ended August 31, 2004 will be received at the Annual Meeting.

Our Board of Directors has nominated the director nominees and has made the other proposals to be presented at the Annual Meeting. The amendment to our bye-laws would result in the relocation into the bye-laws of existing contractual transfer restrictions applicable to Accenture Ltd Class A common shares of our partners and former partners that were beneficially owned by them prior to the time of our initial public offering. The Board of Directors recommends that you vote for all of the director nominees, for the proposed amendments to the bye-laws and for the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board to determine their remuneration.

Your vote is very important to us. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting and subsequently decide to attend the meeting in person, you may still vote in person at the meeting. For further information regarding the matters to be voted upon at the Annual Meeting, I urge you to read the accompanying proxy statement carefully.

Whether you intend to vote in person or by proxy, please let us know whether you plan to attend the Annual Meeting by informing us when you submit your proxy, as indicated in your proxy instructions. Please note that if you plan to attend the Annual Meeting but your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then certain steps, described in the accompanying proxy statement, will be required for you to be admitted into the meeting.

Thank you for your continued support.

WILLIAM D. GREEN
Chief Executive Officer

NOTICE OF THE 2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

      You are hereby notified that the 2005 Annual General Meeting of Shareholders of Accenture Ltd will be held at 10:00 a.m., local time, on February 2, 2005, at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, USA, to receive the report of our independent auditors and the financial statements for our fiscal year ended August 31, 2004, and to vote upon the following proposals:

1. to appoint Joe W. Forehand, Blythe J. McGarvie and Sir Mark Moody-Stuart as Class I directors, each for a term expiring at the 2008 Annual General Meeting of Shareholders;

2. to amend the bye-laws of Accenture Ltd, to result in the relocation into the bye-laws of existing contractual transfer restrictions applicable to Accenture Ltd Class A common shares of partners and former partners that were beneficially owned by them prior to the time of our initial public offering;

3. to re-appoint KPMG LLP as independent auditors of Accenture Ltd for a term expiring at the 2006 Annual General Meeting of Shareholders and to authorize the Audit Committee of the Board to determine their remuneration; and

4. to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

      The Board has set December 6, 2004 as the record date for the meeting. This means that only those persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that record date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

By order of the Board of Directors,

DOUGLAS G. SCRIVNER
General Counsel and Secretary

December 27, 2004

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,

OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.

We encourage you to permit us to send you shareholder communications electronically. You can find more information on receiving these communications electronically in the “Electronic Delivery of Shareholder
Communications” section on page 29 of the accompanying proxy statement.

PROXY STATEMENT

GENERAL INFORMATION

      The Board of Directors (the “Board”) of Accenture Ltd (the “Company”) is soliciting your proxy for use at the 2005 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on February 2, 2005. These proxy materials are first being sent to shareholders beginning on or about December 27, 2004.

      A copy of our Annual Report on Form 10-K for the year ended August 31, 2004 accompanies this proxy statement. Shareholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105 USA.

      Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. As of August 31, 2004, we had more than 100,000 employees based in over 110 offices in 48 countries delivering to our clients a wide range of management consulting, technology and outsourcing services and solutions. We operate globally with one common brand and business model designed to enable us to serve our clients on a consistent basis around the world. We work with clients of all sizes and have extensive relationships with the world’s leading companies and governments.

      Our website address is www.accenture.com. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. We do not intend for information made available through our website to be part of this proxy statement.

      You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

      Accenture Ltd maintains a registered office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. Our telephone number in Bermuda is +1 441-296-8262. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at 1-877-ACN-5659 (1-877-226-5659) and outside the United States and Puerto Rico at +1 703-797-1711.

      We use the term “partner” in this proxy statement to refer to the executive employees of Accenture with the “partner” title. We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture Ltd and its subsidiaries. All references to “fiscal years,” refer to our fiscal year, which ends on August 31. For example, a reference to “fiscal 2004” means the 12-month period that ended on August 31, 2004.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

      We will hold the Annual Meeting at 10:00 a.m., local time, on February 2, 2005, at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191, USA, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

      The Board has set December 6, 2004 as the record date for the Annual Meeting. All persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date, there were 577,202,414 Class A common shares outstanding (which number does not include 3,567,579 issued shares held by subsidiaries of Accenture) and 365,224,882 Class X common shares outstanding. Class A common shares held by our subsidiaries are expected to be voted in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

      Each shareholder of record will be entitled to one vote per Class A common share and one vote per Class X common share on each matter submitted to a vote of shareholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Holders of Class A common shares and Class X common shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

      You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates William D. Green, Michael G. McGrath and Douglas G. Scrivner to vote your shares in accordance with the voting instructions you indicate in your proxy.

      If you submit your proxy designating William D. Green, Michael G. McGrath and Douglas G. Scrivner as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then William D. Green, Michael G. McGrath and Douglas G. Scrivner will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

      You may submit your proxy either by mailing us a proxy card or by telephone (at the number set forth in the accompanying proxy materials) or via the Internet (www.votefast.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on February 1, 2005 (January 28, 2005 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 1, 2005

(January 28, 2005 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney).

      Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by sending a written notice to our Secretary at 1661 Page Mill Road, Palo Alto, California, 94304, USA. Any such notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Standard Time, on February 1, 2005 (January 28, 2005 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney), or you can revoke your proxy in person and vote your shares at the meeting. If you submit your proxy by telephone or via the Internet, you can revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m., Eastern Standard Time, on February 1, 2005 (January 28, 2005 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

      Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

      If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture Ltd’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Smith Barney and/or UBS Financial Services Inc. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

      In order to establish a quorum at the Annual Meeting, there must be at least two shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

      For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointments of the three director nominees will be considered and voted upon as separate proposals. Abstentions and broker “non-votes” will not affect the voting results.

Proxy Solicitation

      Accenture Ltd will bear the costs of soliciting proxies from the holders of our Class A common shares and Class X common shares. In addition to the solicitation of proxies by mail and e-mail, solicitation may be made by certain of our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Innisfree M&A Incorporated, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Innisfree M&A Incorporated will receive a fee of $20,000 for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. National City Bank, our U.S. branch transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2004 Audited Financial Statements

      At the Annual Meeting, we will present the audited consolidated financial statements for our fiscal year ended August 31, 2004. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement. You may also access these materials through our website at http://investor.accenture.com.

PROPOSAL NO. 1— APPOINTMENT OF DIRECTORS

      The Board currently has 13 members, who are divided into three classes based upon the cycle of their respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term.

      On September 1, 2004, Stephan A. James resigned from the Board as a result of his retirement as a partner of Accenture. The Board may appoint additional directors, in accordance with Accenture’s bye-laws, upon the recommendation of the Nominating & Governance Committee. The Nominating & Governance Committee has decided not to recommend filling the vacancy created by Mr. James’s departure at this time.

      The terms of both Joel P. Friedman and Masakatsu Mori as Class I directors expire at the Annual Meeting. The Nominating & Governance Committee has decided, with the agreement of each of Mr. Friedman and Mr. Mori, not to recommend the nomination of Mr. Friedman or Mr. Mori for a subsequent term. At this time, the Board has not proposed any director nominees, other than the Class I director nominees identified below. Accordingly, at the Annual Meeting, three directors are being nominated for new three-year terms.

      The Board may appoint additional directors, in accordance with Accenture’s bye-laws, upon the recommendation of the Nominating & Governance Committee. In addition, the Board has the authority under the bye-laws to establish the size of the Board. In accordance with the principles set forth in our Corporate Governance Guidelines, the Board may adjust the number of directors comprising the Board.

      Proxies cannot be voted for a greater number of persons than the number of nominees named.

Class I Directors

      All of the Class I directorships expire at this year’s Annual Meeting. The Board is nominating three individuals for appointment as Class I directors, each for a term expiring at the 2008 Annual General Meeting of Shareholders. All of the director nominees are current Board members:

            Joe W. Forehand

            Blythe J. McGarvie

            Sir Mark Moody-Stuart

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF EACH OF THE BOARD’S THREE DIRECTOR NOMINEES.

      If you submit your proxy designating William D. Green, Michael G. McGrath and Douglas G. Scrivner as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the appointment of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

      Set forth below are the biographies of our director nominees and our directors.

Class I Director Nominees

Joe W. Forehand 56 years old Chairman of the Board Nominee for Class I Director	Joe W. Forehand has been Chairman of the Board since February 2001. From November 1999 to August 2004, he was our CEO and served as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. From June 1998 to November 1999, Mr. Forehand was responsible for our Communications & High Tech operating group.

Blythe J. McGarvie 48 years old Chair, Audit Committee Nominee for Class I Director	Blythe J. McGarvie has been a director since October 2001. She is president of Leadership for International Finance, LLC, a private advisory firm that focuses on improving clients’ financial positions and specializes in addressing the business challenges of and providing global perspectives to U.S. and multinational companies, primarily in the consumer goods and retail industries. From July 1999 to December 2002, she was executive vice president and chief financial officer of Bic Group, one of the world’s leading manufacturers of convenient, disposable products. Prior to joining Bic, she was senior vice president and CFO of Hannaford Bros. Co., a supermarket retailer, for five years. She has also held senior financial positions at Sara Lee Corp. and Kraft General Foods. She is a member of the board of directors of The Pepsi Bottling Group, Inc., St. Paul Travelers Companies, Inc. and Lafarge North America.

Sir Mark Moody-Stuart 64 years old Lead Outside Director Chair, Compensation Committee Member, Finance Committee Nominee for Class I Director	Sir Mark Moody-Stuart has been a director since October 2001 and our Lead Outside Director since November 2002. He is chairman of Anglo American plc, former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/ Shell Group of Companies, a major global oil and gas enterprise. He was managing director of Shell Transport and a managing director of Royal Dutch/ Shell Group from 1991 to 2001. In addition to his position on the board of Anglo American plc, Sir Mark is a director of HSBC Holdings plc and The Shell Transport & Trading Company plc.

Other Current Directors

Steven A. Ballmer 48 years old Class II Director	Steven A. Ballmer has been a director since October 2001. He is chief executive officer and a director of Microsoft Corp., the world’s leading manufacturer of software for personal and business computing. Since joining Microsoft in 1980, Mr. Ballmer has headed several Microsoft divisions, including operations, operating systems development, and sales and support. He was promoted to president in July 1998 and was named CEO in January 2000, assuming full management responsibility for the company. Mr. Ballmer’s current term as director expires at the annual general meeting of shareholders in 2006.

Dina Dublon 51 years old Class II Director Chair, Finance Committee Member, Compensation Committee	Dina Dublon has been a director since October 2001. She is executive vice president and chief financial officer of J.P. Morgan Chase & Co., a leading global financial services firm created by the merger of Chase Manhattan and J.P. Morgan & Co. She will be retiring from J.P. Morgan Chase & Co., effective December 31, 2004. She has spent most of her professional career with J.P. Morgan Chase & Co. and its predecessor firms, starting as a trader. Prior to being named CFO, she held numerous other positions, including senior vice president and corporate treasurer, managing director of the Financial Institutions Division and senior vice president of corporate finance. Ms. Dublon’s current term as director expires at the annual general meeting of shareholders in 2006.

William D. Green 51 years old Class II Director	William D. Green has been a director since June 2001 and our Chief Executive Officer and Chairman of our Executive Leadership Team since September 2004. From March 2003 to August 2004 he was our Chief Operating Officer— Client Services, and from August 2000 to August 2004 he was our Country Managing Director, United States. He was our Chief Executive— Communications & High Tech Operating Group from December 1999 to March 2003. From September 1997 to December 1999, Mr. Green was responsible for our Resources operating group. Mr. Green’s current term as director expires at the annual general meeting of shareholders in 2006.

Dennis F. Hightower 63 years old Class III Director Member, Compensation Committee Member, Nominating & Governance Committee	Dennis F. Hightower has been a director since November 2003. During 2000 until his retirement in 2001, he served as Chief Executive Officer of Europe Online Networks S.A., a Luxembourg- based Internet services provider. From 1996 until 2000, Mr. Hightower was Professor of Management at the Harvard Business School. Previously, Mr. Hightower held executive positions at various companies, including president of Walt Disney Television and Telecommunications; managing director of Russell Reynolds Associates; vice president at Mattel, Inc.; and vice president and general manager at General Electric Company. He is a director of Domino’s Inc., Northwest Airlines Corporation, The Gillette Company and The TJX Companies Inc. Mr. Hightower’s current term as director expires at the annual general meeting of shareholders in 2007.

William L. Kimsey 62 years old Class III Director Member, Audit Committee	William L. Kimsey has been a director since November 2003. Mr. Kimsey was formerly Global Chief Executive Officer of Ernst & Young Global, a position he held from 1998 until his retirement from the company in 2002. He is a director of Western Digital Corporation, Royal Caribbean Cruise Line Ltd and NAVTEQ Corporation. Mr. Kimsey’s current term as director expires at the annual general meeting of shareholders in 2007.

Robert I. Lipp 66 years old Class III Director Member, Finance Committee Member, Nominating & Governance Committee	Robert I. Lipp has been a director since October 2001. He became executive chairman of St. Paul Travelers Companies Inc. in April 2004 as a result of the merger between Travelers Property Casualty Corp. and The St. Paul Companies Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of Travelers Property Casualty Corp. Mr. Lipp served as chairman of the board of Travelers Property Casualty Corp. from 1996 to 2000 and from January 2001 to October 2001, and was its chief executive officer and president from 1996 to 1998. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. He was chairman and chief executive officer— global consumer business of Citigroup from 1999 to 2000. Mr. Lipp is chairman of the board of directors of St. Paul Travelers Companies Inc. and is a director of JP Morgan Chase & Co. Mr. Lipp’s current term as director expires at the annual general meeting of shareholders in 2007.

Carlos Vidal 50 years old Class II Director Member, Finance Committee	Carlos Vidal has been a director since February 2003, Chair— Partner Income Committee since March 2003 and our Managing Partner— Geographic Strategy & Operations since September 2004. He was our Managing Partner— Financial Services, NEWS Operating Unit (which includes the UK, Ireland, Italy, Greece, Eastern Europe, Latin America, Spain and Portugal) from 2000 to September 2004. In addition, Mr. Vidal has been our Country Managing Director, Spain since 1998 and Chairman of the Geographic Council for Spain, Portugal, South Africa, Nigeria and Israel since 2000. Mr. Vidal’s current term as director expires at the annual general meeting of shareholders in 2006.

Wulf von Schimmelmann 57 years old Class III Director Chairman, Nominating & Governance Committee Member, Audit Committee	Wulf von Schimmelmann has been a director since October 2001. He is chief executive officer of Deutsche Postbank AG, which is Germany’s largest independent retail bank and ranks among the largest commercial banks in the German market. He is also a member of the board of directors of Deutsche Post World Net Group. Mr. von Schimmelmann’s current term as director expires at the annual general meeting of shareholders in 2007.

Communicating with the Board

      The Board welcomes your questions and comments. If you would like to communicate directly with our Board, our outside directors as a group or Sir Mark Moody-Stuart, our Lead Outside Director, then you may submit your communication to our General Counsel and Secretary, Accenture Ltd, 1661 Page Mill Road, Palo Alto, California, 94304, USA. All appropriate communications and concerns will be forwarded to our Board, our outside directors as a group or our Lead Outside Director, as applicable. We also have established mechanisms for communicating concerns or questions to our compliance office; those with such concerns may send an e-mail to compliance.program@accenture.com or contact the Accenture Ethics Line by phone at 1-312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

Board Meetings and Committees

      The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings, and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s management team and operations, as a basis for discharging their oversight responsibilities. During fiscal 2004, the Board held five meetings. Each of the directors who served during fiscal 2004 attended at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2004. All of our Board members attended the 2004 Annual General Meeting of Shareholders.

      The Board’s outside directors meet separately at each regularly scheduled Board meeting. During fiscal 2004, the Board’s outside directors held four such meetings. Each meeting was led by Sir Mark Moody-Stuart, who was appointed by the Board in November 2002 to act as the Board’s Lead Outside Director.

      The Board maintains an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each of these committees operates pursuant to a written charter,

which are available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com.

Director Independence

      The Board has determined that each of its outside directors, with the exception of Steven A. Ballmer, and each member of its committees, with the exception of Carlos Vidal, who replaced William D. Green as a member of the Finance Committee, satisfies the independence standards set forth in Accenture’s Corporate Governance Guidelines, as well as the independence requirements of applicable federal law and the New York Stock Exchange. The Board determined that, given the significance of the Company’s relationships with Microsoft Corp., Mr. Ballmer’s employer, Mr. Ballmer should not be considered independent. Mr. Vidal is not considered independent because he is an executive officer of Accenture. A copy of the independence standards adopted by the Board is attached to this proxy statement as Schedule I. These independence standards also are available as an appendix to our Corporate Governance Guidelines, which are available through our Investor Relations page at http://investor.accenture.com.

Audit Committee

      The Audit Committee was established by the Board for the purpose of overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Securities and Exchange Act of 1934, as amended. The Audit Committee members are Blythe J. McGarvie (who continues to serve as chair), William L. Kimsey and Wulf von Schimmelmann. The Board has determined that each of its members meets the financial literacy and independence requirements of the New York Stock Exchange, and that each of Ms. McGarvie and Mr. Kimsey qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. Accenture does not limit the number of audit committees on which its audit committee members may serve. Each of Ms. McGarvie and Mr. Kimsey simultaneously serves on the audit committees of more than three public companies, and the Board has determined in each case that such simultaneous service does not impair the ability of that person to effectively serve on the Audit Committee. The Board will continue to monitor and assess the audit committee membership of its Audit Committee members on a regular basis.

      The Audit Committee’s primary duties and responsibilities are to:

•	review and discuss with management and the independent auditors our annual audited financial statements, our quarterly financial statements and reports, and any releases, information or guidance related thereto;

•	retain and terminate, subject to shareholder approval, independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•	review and monitor our internal and external reporting processes and controls; review the effect of any regulatory and accounting initiatives and the effects of these initiatives and any off-balance sheet structures on our financial statements; establish regular systems of reporting to the committee regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit;

review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and review and discuss with our auditors the responsibilities, budget and staffing of our internal audit function;

•	review with our counsel any legal matter that could significantly impact our financial statements or operations; discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversee the maintenance of an internal audit function; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.

      The Audit Committee held nine meetings in fiscal 2004, five of which were held by teleconference.

Compensation Committee

      The Compensation Committee consists of three independent directors: Sir Mark Moody-Stuart (who serves as chair), Dina Dublon and Dennis F. Hightower. The Compensation Committee’s primary duties and responsibilities are to:

•	determine our CEO’s annual compensation, taking into consideration the feedback provided by a review of the CEO’s performance and the recommendation of a committee of our partners; review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the recommendation of a committee of our partners; and review and determine on an annual basis the appropriateness of compensation of Board members;

•	review and make recommendations to the Board with respect to our incentive-compensation and equity-based plans; oversee the administration of our equity compensation plans; review and approve all equity compensation plans; and retain outside compensation and benefits consultants to gather independent advice about our compensation structure; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.

      The Compensation Committee held seven meetings in fiscal 2004, three of which were held by teleconference.

Nominating & Governance Committee

      The Nominating & Governance Committee consists of three independent directors: Wulf von Schimmelmann, (who serves as chair), Dennis F. Hightower and Robert I. Lipp. The Nominating & Governance Committee’s primary duties and responsibilities are to:

•	have general responsibility for board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates for Board membership and the annual evaluation of overall Board effectiveness;

•	manage the committee selection and composition process, including the making of recommendations to the Board for chairs of these committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and the creation or elimination of additional committees;

•	monitor and oversee corporate governance matters, including reviews and recommendations regarding our constituent documents and Corporate Governance Guidelines and monitoring of new developments in the area of corporate governance;

•	conduct an annual review of our CEO and developing an effective CEO succession plan; and

•	provide regular reports to the Board and maintain minutes or records of its meeting and activities.

      The Nominating & Governance Committee held five meetings in fiscal 2004, one of which was held by teleconference.

      In evaluating candidates for Board membership, the Nominating & Governance Committee considers whether the candidate will complement the Board’s geographic, age, gender and ethnic diversity and assesses the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the Board.

      To date, the majority of the Board’s outside directors have been identified with the assistance of a professional search firm specializing in this type of work. Others are individuals known to Board members through business or other relationships. Potential candidates are interviewed by members of the Nominating & Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee is then conducted by the entire Board.

      While the Nominating & Governance Committee has not adopted a specific policy regarding the consideration of shareholder nominees for directors, our Corporate Governance Guidelines detail the process for shareholders who wish to send a recommendation for future nominees for Board membership. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, Chairman of the Nominating & Governance Committee, c/o Accenture, 1661 Page Mill Road, Palo Alto, California, 94304, USA, Attention: General Counsel and Secretary.

Finance Committee

      The Finance Committee consists of four directors. In fiscal 2004, the committee members were Dina Dublon (who serves as chair), Sir Mark Moody-Stuart, Robert I. Lipp and William D. Green. In August 2004, Carlos Vidal was appointed to replace Mr. Green. Each of Mr. Vidal and Mr. Green is an executive officer of Accenture. The Finance Committee’s primary duties and responsibilities are to:

•	manage and oversee our capital structure and corporate finance activities;

•	manage and oversee our treasury function and advise with respect to our investment activities;

•	review and make recommendations with respect to major acquisitions that Accenture may decide to undertake;

•	review, evaluate and make decisions with respect to the management of our pension and 401(k) retirement plans; and

•	oversee our insurance plans and other activities to manage our financial risks.

      The Finance Committee was formed in November 2003 and held four meetings in fiscal 2004, one of which was held by teleconference.

REPORTS OF THE COMMITTEES OF THE BOARD

Report of the Audit Committee

      The Audit Committee of the Board is primarily responsible for the oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls, and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. A complete description of the Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com.

      The Audit Committee met nine times during fiscal 2004 and routinely reported its activities to the full Board. At these meetings, the Committee met with senior members of management (including the Company’s CEO, CFO, principal accounting officer, chief risk officer and its general counsel and compliance officer), internal audit, tax, finance, treasury and legal personnel, and the Company’s independent auditors. This year, the Committee focused on several topics, including:

(i) the oversight of the Company’s Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project;

(ii) a review and assessment of the Company’s internal audit, controllership and finance functions;

(iii) a review of the Company’s risk management efforts, including its professional indemnity insurance and the Company’s compliance program and related investigations;

(iv) the implementation, status and budget of the Company’s new financial management system;

(v) discussions with KPMG LLP and management of accounting topics, including Statement of Auditing Standards Board Standard No. 99 and EITF 00-21, discussions concerning proposed rules of the Public Company Accounting Oversight Board, and a review of the Company’s critical accounting policies, including those applicable to revenue recognition;

(vi) monitoring the processes by which the Company’s CEO and CFO certify the information contained in the Company’s quarterly and annual filings;

(vii) reviewing and approving the Company’s policy regarding the retention of auditors and considering and approving such retentions as appropriate;

(viii) reviewing the Company’s approach toward establishing reserves, including centrally controlled, variable compensation, contract level and tax reserves;

(ix) receiving a report from the Company’s Government Relations function;

(x) reviewing and discussing with management each of the Company’s quarterly financial statements and the audited financial statements of the Company for fiscal 2004, and related issues and disclosure items, along with a discussion with KPMG LLP of those matters identified by the Statement of Auditing Standards Board Standard No. 61, as amended, “Communication with the Audit Committee,” and the Company’s related press releases in connection with its quarterly reports; and

(xi) discussing with KPMG LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussing its independence and related issues.

      As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2004 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended that KPMG LLP be re-appointed as the Company’s independent auditors to serve until the 2006 annual general meeting of shareholders, and that the Board submit this appointment to the Company’s shareholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair
Wulf von Schimmelmann
William L. Kimsey

Report of the Compensation Committee on Executive Compensation

Committee Responsibilities

      The responsibilities of the Compensation Committee (the “Committee”) are to establish the annual compensation of the chief executive officer and the other executive officers of the Company; to oversee the administration of the Company’s employee share purchase plan and share incentive plan; and to review the compensation paid to members of the Board and to make recommendations to the Board regarding Board compensation. A complete description of the Committee’s function may be found in its charter, a copy of which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com.

Committee Activities in Fiscal 2004

      During the fiscal year ended August 31, 2004, the Committee held seven meetings and routinely reported its activities to the full Board. Items of particular interest considered at these meetings included: (i) a significantly revised compensation program applicable to all of the Company’s senior executives, including the chief executive officer and other executive officers; (ii) a supplemental compensatory grant of options to be awarded in fiscal 2005 to the company’s highest-performing partners as part of the significantly revised compensation program for the Company’s senior executives; and (iii) a compensation model for executives in the Company’s business process outsourcing organization. In addition, the Committee addressed a variety of matters related to the Company’s equity plans, considered the compensation of the non-management members of the Board and commissioned external professionals to provide information needed to consider and set the compensation of the chief executive officer and other executive officers.

Compensation Philosophy

      The Company’s compensation model for its executives is designed to encourage and build on its strong “owner-operator” culture and, therefore, align the mindset and financial interests of its executives and shareholders. The model is intended to provide an environment best suited to attract and retain executives key to the Company’s success by offering competitive base compensation, together with an opportunity to receive significant performance-based compensation based on both individual and Company performance.

      In setting the compensation of the Company’s executive officers, the Committee considered (1) input from the Nominating & Governance Committee regarding the performance of the chief executive officer; (2) the chief executive officer’s assessment of the performance of the other executive officers (including an assessment of each individual’s contribution to the Company’s annual objectives, including growth in earnings per share, net revenues, free cash flow and shareholder value, its overall performance against competitors and growth in employee and client satisfaction); and (3) feedback from the Company’s partners’ income committee, a committee comprised of our executive officers and partners appointed by the chief executive officer that considers feedback regarding the performance of each executive officer. In addition, the Committee considered the results of a survey it commissioned and which was conducted by an independent third party to evaluate the Company’s compensation model against other large global companies both within and outside of the Company’s industry.

Executive Compensation

      The compensation of the Company’s executive officers (as well as all of our partner-employees) consists of the following components:

(i) Base Compensation

Base compensation is paid in cash and is determined taking into consideration the individual’s level of responsibility and industry and other comparable pay levels.

(ii) Performance-Based Compensation

Individual performance-based compensation is determined annually and is based on the individual’s job performance during the prior two-fiscal-year period.

In fiscal 2004, executive officers expected to receive a portion of their performance-based compensation in the form of discounted equity grants. However, this portion was actually paid in cash, pending further overall design of our executive compensation strategy. Given the significant progress made in fiscal 2004 in finalizing the equity component of our executive compensation strategy for the future, we currently expect to reinstate the equity-based portion of performance-based compensation for executive officers for fiscal 2005 and beyond.

(iii) Quarterly Variable Compensation

The Company accrues variable compensation quarterly and, provided the Company is continuing to meet annually defined quarterly financial performance objectives, pays this compensation to qualifying partner-employees, including executive officers, on a trailing four-quarter basis. The amount accrued for any partner-employee (including our executive officers) is based on the individual’s base and performance pay in the current year. For fiscal 2004 performance, the Company’s partner-employees (including its executive officers) earned 50% of their planned partner variable compensation. Other employees (i.e., non-partner employees) received 100% of their planned variable compensation, which was paid in fiscal 2005.

(iv) Annual Variable Compensation

If 100% of planned variable compensation has accrued for all partner and non-partner employees, the Company may, subject to the approval of the Compensation Committee, also pay additional variable compensation, provided the Company’s performance exceeds that of the “peer group” consisting of the S&P 500 Index and those companies identified on page 26 of this proxy statement. The Company elected not to propose any such payment for fiscal 2004.

(v) Equity-Based Bonuses

The partner-employee compensation model also provides that, if the Company exceeds its annual management plan, management may propose to the Committee that equity awards (in the form of restricted share units or share options) be granted to those partner-employees, including executive officers, whom management has determined to have made the most significant contribution to the Company’s performance.

Future Enhancements to Executive Compensation

      In fiscal 2004, management proposed enhancements to its compensation program for senior executives so it can continue to attract and retain the industry’s most talented people and to closely align the interests of its senior executives and public shareholders. As part of this program, in fiscal 2004 management proposed, and the Committee approved, a proposal to award up to $170 million worth of stock options to its highest-performing partners. Beginning in fiscal year 2006, the enhanced program for senior executives will expand the use of equity in the form of restricted stock units, rather than cash or stock options, both as a reward at the time of a promotion and to recognize outstanding performance measured on an annual basis.

      The Company’s partner-employees (including executive officers) were also expected to participate in a Voluntary Equity Investment Program, a program through which they could acquire equity at a discounted price and therefore enjoy compensatory like benefits by virtue of such participation. This program was, however, deferred for fiscal 2004, pending further overall design of its executive compensation strategy. Given the significant progress made in fiscal 2004 in finalizing the equity component of our executive compensation strategy for the future, we currently expect to reinstate the Voluntary Equity Investment Program for fiscal 2005 and beyond.

Compensation of the Chief Executive Officer

      In fiscal year 2004, Mr. Forehand’s compensation was set by the Committee in accordance with the protocol described above.

      In addition, in June 2004 the Committee approved a performance-based restricted share unit grant to Mr. Forehand. The maximum number of shares covered by the award is 247,499 Accenture Ltd Class A common shares. In order for Mr. Forehand to benefit from the grant, the goals approved by the Committee for the Company’s operating income for the three fiscal-year period ending on August 31, 2006 and/or the goals approved by the Committee in respect of total shareholder return for such period, as compared to a peer group approved by the Committee, must be met. Fifty percent of the award is conditioned upon achievement of the operating income goals and fifty percent of the award is conditioned upon achievement of the total shareholder return goals. The award is also subject to Mr. Forehand’s continued service to the Company as Chairman of the Board. The shares that vest under the award, if any, will be delivered on or after December 1, 2006.

      Mr. Forehand’s base and performance compensation is reported in the “Salary” column of the Summary Compensation Table on page 23 of this proxy statement. His variable compensation and restricted share unit grant are noted in the columns entitled “Bonus” and “Restricted Share Unit Award,” respectively. In setting Mr. Forehand’s compensation, the Committee considered his performance against specific targets including financial measures (revenue growth, earnings per share performance, growth in free cash flow and return on equity), the growth in both client and employee satisfaction, and progress in steps designed to position the Company strategically.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986 places a limit on the tax deduction for compensation in excess of $1 million paid to certain U.S. “covered employees” of a publicly held corporation (generally the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). As a result of the Company’s legal structure, Accenture is not subject to the tax deduction limitations of Section 162(m).

THE COMPENSATION COMMITTEE

Mark Moody-Stuart, Chair
Dina Dublon
Dennis Hightower

Report of the Nominating & Governance Committee

      The Nominating & Governance Committee of the Board is primarily responsible for: (1) assessing and selecting/ nominating (or recommending to the Board for its selection/ nomination) strong and capable candidates to serve on the Board; (2) making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board and its various committees; (3) overseeing the Company’s CEO succession planning process; (4) conducting the annual review of the CEO; (5) developing and recommending to the Board a set of corporate governance principles; and (6) taking a leadership role in shaping the corporate governance of the Company. A complete description of the Committee’s function may be found in its charter, as revised and approved by the Board in 2003, a copy of which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com.

      The Committee met five times during fiscal 2004 and routinely reported its activities to the full Board. At these meetings, the Committee:

(i) as part of its planning for the next fiscal year, assessed the composition of the Board (particularly, the ratio of independent and non-independent directors) and discussed and confirmed its approach for furthering the Company’s objective of having a majority of independent directors;

(ii) reviewed current Board committee membership, agreed upon the formation of the Finance Committee, assessed the composition of each committee and made determinations related to the appropriate membership for each committee;

(iii) considered whether Mr. Kimsey meets the criteria to be considered an “audit committee financial expert” and, applying such criteria, recommended to the Board that it conclude that he is an audit committee financial expert;

(iv) discussed and prepared criteria for evaluating the CEO’s performance and, using that criteria, conducted a review of the CEO’s performance for fiscal 2004;

(v) conducted interviews and due diligence regarding potential candidates to succeed Mr. Forehand as the company’s CEO and recommended William D. Green to the full Board;

(vi) considered the standards set forth by the New York Stock Exchange regarding director independence, reviewed the Company’s standards for director independence, assessed each outside director’s independence based upon the standards and made recommendations to the Board regarding each outside director’s independence;

(vii) reviewed California state legislation enacted for the purpose of providing shareholder rights, determined that these rights were consistent with the Company’s corporate governance principles and intent, and took steps to ensure such rights are extended to the Company’s shareholders; and

(viii) prepared and conducted a survey designed to evaluate the effectiveness of the Board, reported the results to the full Board for its discussion and utilized this feedback to implement measures designed to further enhance the Board’s effectiveness.

The Committee will continue to assess the needs of the Board and, as the need arises, will engage in a search for new or additional members. It will also continue to focus on ensuring that the Company’s governance model promotes the efficient and thorough governance of the Company for its benefit and that of its shareholders.

THE NOMINATING & GOVERNANCE
COMMITTEE

Wulf von Schimmelmann, Chair
Robert I. Lipp
Dennis F. Hightower

Report of the Finance Committee

      The Finance Committee of the Board provides oversight of the Company’s (1) capital structure, including its finance strategy and activities; (2) partner share management plan; (3) treasury function; (4) pension, insurance and 401(k) retirement plans; and (5) acquisition strategy. A complete description of the Committee’s function may be found in its charter, a copy of which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com.

      The Committee met four times during fiscal 2004 and routinely reported its activities to the full Board. During these meetings, it discussed and adopted a charter and reviewed and provided input regarding the Company’s five-year plan and its financial architecture, including its proposed use of cash, share repurchase strategy, share management program, dividend strategy and investment policy. In addition, the Committee reviewed management’s proposals to provide an extraordinary grant of share options to its highest performing partners and replace the Company’s syndicated credit facilities and recommended each of these proposals for approval by the full Board.

THE FINANCE COMMITTEE

Dina Dublon, Chair
Robert I. Lipp
Sir Mark Moody-Stuart
William D. Green*
Carlos Vidal**

*	Committee member until August 2004

**	Committee member since August 2004

PROPOSAL NO. 2—APPROVAL OF PROPOSED BYE-LAW AMENDMENTS

      The Board has approved amendments to our bye-laws for the purpose of relocating to the bye-laws, without material change, existing contractual restrictions on dispositions of Accenture Ltd Class A common shares by our partners and former partners, and is submitting the proposed bye-law amendments to our shareholders for approval. The text of the proposed bye-law amendments is attached as Annex A to this proxy statement.

Background; Reasons for and General Effect of the Proposed Amendments

      The voting agreement that our partners signed at the time of our transition to a corporate structure in the spring of 2001 requires a review of its terms every four years. This review was recently completed and, in light of the continuing focus on corporate governance and other issues described below, we recently proposed to our employee-partners certain amendments to the voting agreement and the common agreement subsequently signed by our partners. (Descriptions of these agreements and certain related matters can be found in Annex B to this proxy statement.) As a result of our review of the voting agreement, the employee-partners recently voted to amend the voting agreement to terminate the voting provisions of that agreement. Accordingly, Accenture Ltd Class A and Class X common shares held by such partners will no longer be voted as a block at shareholder meetings. Also based on our review of the voting agreement, we decided to submit the proposed bye-law amendments for shareholder approval at our annual meeting. If approved by shareholders, the proposed amendments will have the effect of collecting and incorporating into the bye-laws all of the transfer restrictions currently contained in the voting agreement (the “voting agreement restrictions”) and in the common agreement. If the proposed bye-law amendments are not approved by shareholders, the existing restrictions will remain in the voting agreement and the common agreement, in full force and effect.

      The voting agreement restrictions may be terminated or waived generally by the affirmative vote of at least 66 2/3% of the Class A and Class X common shares owned by employee-partners, subject to Accenture Ltd’s approval, and may also be waived in particular situations by designated partner representatives. In keeping with the relocation of the existing transfer restrictions to the bye-laws, the proposed bye-law amendments include a provision allowing the Board to terminate or waive the transfer restrictions being relocated to the bye-laws. The proposed bye-law amendments otherwise mirror in all material respects the transfer restrictions currently contained in the voting agreement and the common agreement.

      A U.S. district court recently dismissed a shareholder derivative action against us and five of our current and former partners that alleged that these partners, as a result of having entered into the voting agreement, were subject to Section 16(b) under the Securities Exchange Act of 1934 and therefore were liable to us for the profits they may have received from certain transactions involving their Accenture shareholdings. The district court’s reasoning was consistent with an interpretive letter we had received earlier from the staff of the U.S. Securities and Exchange Commission. Despite these favorable developments, we do not want the possibility of further allegations under Section 16(b) to impede our future ability to (i) compensate our top performers under new, recently announced equity compensation programs for partners or (ii) introduce proposed improvements and initiatives to our Share Management Plan that will provide our partners with the ability to sell or dispose of their shares in individual transactions in an orderly fashion, thereby greatly reducing our need to rely on large, marketed secondary offerings to facilitate dispositions of these shares. We believe the proposed amendments to the bye-laws complement these important initiatives. Further explanation of the proposed initiatives related to our Share Management Plan is contained in Annex C to this proxy statement.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE BYE-LAW AMENDMENTS.

PROPOSAL NO. 3—RE-APPOINTMENT OF INDEPENDENT AUDITORS

      Our shareholders have the authority to appoint our independent auditors and to authorize the Audit Committee of the Board to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2005. The Board is asking our shareholders to approve the re-appointment of KPMG LLP as auditors to hold office until the 2006 Annual General Meeting of Shareholders and to approve the Audit Committee’s authority to determine the auditors’ remuneration.

      We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AND THE AUDIT COMMITTEE’S AUTHORITY TO DETERMINE KPMG LLP’S REMUNERATION.

INDEPENDENT AUDITORS’ FEES AND OTHER MATTERS

Independent Auditors’ Fees

      The following table describes fees for professional audit services rendered by KPMG LLP, Accenture’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2004 and August 31, 2003, and fees billed for other services rendered by KPMG LLP during these periods.

Type of Fee	2004	2003

	(in thousands)
Audit Fees(1)	$6,425	$4,715
Audit Related Fees(2)	2,742	2,299
Tax Fees(3)	652	752
All Other Fees(4)	130	618

Total	$9,949	$8,384

(1)	Audit Fees, including those for statutory audits, include the aggregate fees paid by Accenture during the fiscal year indicated for professional services rendered by KPMG LLP for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K.

(2)	Audit Related Fees include the aggregate fees paid by Accenture during the fiscal year indicated for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees, including review of registration statements and issuance of consents. Also included in Audit Related Fees are fees for internal control review, accounting advice and opinions related to various employee benefit plans.

(3)	Tax Fees include the aggregate fees paid by Accenture during the fiscal year indicated for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.
(4)	All Other Fees include the aggregate fees paid by Accenture during the fiscal year indicated for products and services provided by KPMG LLP, other than the services reported above, including due diligence reviews.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

      Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. KPMG LLP’s engagement to conduct the audit of Accenture Ltd for fiscal 2004 was approved by the Audit Committee on November 12, 2003. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG LLP entered into since May 2, 2003 has been reviewed and approved by the Audit Committee, as provided in its charter.

      We have been advised by KPMG LLP that substantially all of the work done in conjunction with its 2004 audit of Accenture Ltd’s financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of KPMG LLP.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

      The following table sets forth, for fiscal years 2004, 2003 and 2002, the compensation for our chief executive officer and for each of our four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of fiscal 2004. These five persons are referred to, collectively, as the “Named Executive Officers.”

					Long-Term Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Share Unit	Underlying	All Other
		Salary	Bonus	Compensation(1)	Award(s)	Options	Compensation
	Year	($)	($)	($)	($)	(#)	($)

Joe W. Forehand(2)	2004	1,968,000	94,921	—	$6,000,000 (3)	—	—
Chief Executive Officer and	2003	2,112,000	94,240	—	—	—	—
Chairman of the Board of Directors	2002	2,112,000	40,624	—	—	—	—
R. Timothy S. Breene(4)(5)	2004	1,583,681	76,393	816,256	—	—	—
Chief Strategy Officer	2003	1,538,935	68,694	302,562	—	—	—
	2002	1,406,770	27,056	834,909	—	—	—
Stephan A. James(5)	2004	1,899,339	82,302	—	—	—	—
Chief Operating Officer—	2003	1,782,000	79,515	—	—	—	—
Capabilities and Deputy	2002	1,782,000	34,277	—	—	—	—
Chairman of the Board of Directors
William D. Green(2)	2004	1,639,500	79,282	—	—	—	—
Chief Operating Officer—	2003	1,518,000	67,735	—	—	—	—
Client Services	2002	1,518,000	29,199	—	—	—	—
Jackson L. Wilson, Jr.(5)	2004	1,624,742	76,247	—	—	—	—
Chief Executive—	2003	1,716,000	81,777	—	—	—	—
Business Process Outsourcing	2002	1,848,000	35,546	—	—	—	—

(1)	Except as otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property received by any Named Executive Officer does not exceed $50,000.

(2)	Mr. Forehand served as our Chief Executive Officer during fiscal 2004. Mr. Green became our Chief Executive Officer effective September 1, 2004.

(3)	Consists of a performance-based award of up to 247,499 restricted share units granted on June 1, 2004. These restricted share units may vest, in whole or in part, at the end of Accenture’s fiscal year ending August 31, 2006. The vesting schedule for the award is based on the achievement of certain targets for the period starting on September 1, 2003 and ending on August 31, 2006 (the “Performance Period”), and vests based on two different sets of performance criteria. Vesting is also conditioned upon Mr. Forehand’s continuing as Chairman of the Board throughout the Performance Period. This additional condition is not required if Mr. Forehand’s departure is due to death, disability or termination by the Company without cause. Up to 50% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a group of peer companies during the Performance Period. The remaining 50% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the Performance Period. At August 31, 2004, the value of the award was $6,459,734, based upon the last reported price of Accenture Ltd Class A common shares on that date. If dividends are declared on Accenture Ltd Class A common shares while the restricted share units are outstanding, the number of restricted share units to be granted will be adjusted to reflect the payment of such dividends.

(4)	Mr. Breene temporarily relocated from the United Kingdom to the United States in 2001 in conjunction with his duties as Accenture’s Chief Strategy Officer. In accordance with Accenture’s standard relocation policy, Mr. Breene receives an array of incremental payments and reimbursements as compensation for his expenses incurred while working on an expatriate basis. These include incidental expenses, allowances and payment related to incremental taxes due on various items of income as a consequence of his residence in the United States.

(5)	Mr. Breene, Mr. James and Mr. Wilson were serving as executive officers at the end of fiscal 2004 but are no longer executive officers. Mr. Breene continues to be a part of our global management team. Both Mr. James and Mr. Wilson retired as partners of Accenture effective August 31, 2004.

Compensation Committee Interlocks and Insider Participation

      For fiscal 2004, our partners’ compensation, including the compensation of our executive officers, was determined based on the “unit” level of the individual partner. At the beginning of fiscal 2004, a partners’ income committee, consisting of our chief executive officer and partners he appointed, reviewed evaluations and recommendations concerning the performance of partners and determined relative levels of compensation, or unit allocation. Based on its review, the committee prepared a partners’ income plan, which was submitted to the partners for their approval. Following approval, the plan was submitted to the Board as a recommendation with respect to the unit allocation of the chief executive officer and the other principal executive officers of Accenture Ltd.

      As part of Accenture’s budgeting process, the Board approves budgeted amounts for Accenture’s results and cash compensation to the partners, with each partner receiving his or her compensation based on his or her unit allocation. Accenture pays a portion of the total budgeted compensation to partners as a fixed component of compensation and may pay the remainder of the budgeted amount, or more, as a bonus based on actual operating results compared to budgeted amounts.

      Since November 2003, the Compensation Committee has been comprised solely of independent directors: Sir Mark Moody-Stuart (who continues to serve as chair), Dina Dublon and Dennis F. Hightower. Prior to Mr. Hightower’s appointment in November 2003, William D. Green served as a member of the Compensation Committee.

Compensation of Outside Directors

      Except as noted below, each director who is not an employee of Accenture Ltd or its subsidiaries receives: an annual retainer of $50,000, which may be deferred in whole or in part, through receipt of fully-vested restricted share units; an initial grant of an option to purchase 25,000 Class A common shares upon election to the Board; and an annual grant of an option to purchase 10,000 Class A common shares. Each grant of options vests fully after one year (or sooner upon death, disability or involuntary termination, or removal from the Board) and generally expires after 10 years. Mr. Forehand received an award of restricted share units pursuant to which he may receive Accenture Ltd Class A common shares based upon the achievement of certain performance criteria and upon his continued services as Chairman of the Board (see Footnote 3 to the Summary Compensation Table above). Sir Mark Moody-Stuart receives an annual retainer of $125,000 for his service as Lead Outside Director. Steven A. Ballmer has elected not to receive any compensation for his service as a director.

      In addition, each member of our Audit Committee receives additional cash compensation of $5,000 each year for his or her service on the Audit Committee, except that the chair of the Audit Committee receives additional cash compensation each year of $10,000.

Employment Contracts

      Each of our Chief Executive Officer and our Named Executive Officers who are current Accenture employees has entered into an annual employment agreement which is renewed automatically each year. The employment agreements, which are standard employment contracts for Accenture partners, provide that these executive officers will receive compensation as determined by Accenture. Pursuant to the employment agreements, each of the executive officers has also entered into a non-competition agreement whereby each has agreed that, for a specified period, he or she will not (1) associate with and engage in competing services for any competitive enterprise; or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing competing services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client. In addition, each of these executive officers has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the executive officer’s employment with us or any of our affiliates terminated.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the federal securities laws, our directors, executive officers and 10% shareholders are required within a prescribed period of time to report to the Securities and Exchange Commission transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of such forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2004 all these filing requirements were timely satisfied.

PERFORMANCE GRAPH

      The performance graph below shows the cumulative total shareholder return on the Class A common shares for the period starting on July 19, 2001, which was the initial trading date of the Class A common shares, to August 31, 2004, which was the end of fiscal 2004. This is compared with the cumulative total returns over the same period of the S&P 500 Index and a peer group index consisting of Cap Gemini SA, Computer Sciences Corporation, Electronic Data Systems Corporation, Hewlett-Packard Company, International Business Machines Corporation and BearingPoint, Inc. The graph assumes that on July 19, 2001, $100 was invested in our Class A common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Comparison of Cumulative Total Return

July 19, 2001 to August 31, 2004

Accenture vs. S&P 500 Stock Index and Peer Group Index

*	The graph is based on an initial price per share of $14.50 for the Class A common shares, which was the initial public offering price on July 19, 2001. The last sale price on that date on the New York Stock Exchange was $15.17.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of December 6, 2004, information regarding the beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and Accenture SCA Class I common shares held by: (1) each director, director nominee and Named Executive Officer; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days.

	Accenture SCA Class I		Accenture Ltd Class A		Accenture Ltd Class X
	common shares		common shares		common shares
							Percentage of the
		% of		% of		% of	total number of
	shares	shares	shares	shares	shares	shares	Class A and Class X
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	common shares
Name(1)	owned	owned	owned	owned	owned	owned	beneficially owned

Joe W. Forehand(2)(3)	956,889	* %	1,000	** %	956,889	*** %	****
William D. Green(2)	832,031	*	—	—	832,031	***	****
Steven A. Ballmer	—	—	—	—	—	—	—
Dina Dublon(4)	—	—	51,207	**	—	—	****
Joel P. Friedman(2)	668,930	*	—	—	668,930	***	****
Dennis F. Hightower(5)	—	—	25,000	**	—	—	****
William L. Kimsey(5)	—	—	25,000	**	—	—	****
Robert I. Lipp(4)	—	—	187,260	**	—	—	****
Blythe J. McGarvie(4)	—	—	49,603	**	—	—	****
Mark Moody-Stuart(4)	—	—	59,252	**	—	—	****
Masakatsu Mori	—	—	563,895	**	—	—	****
Wulf von Schimmelmann(4)	—	—	45,000	**	—	—	****
Carlos Vidal(2)	613,080	*	—	—	—	—	—
R. Timothy S. Breene(2)(6)	618,987	*	—	—	618,987	***	****
Stephan A. James(2)(7)	748,677	*	—	—	748,677	***	****
Jackson L. Wilson, Jr.(2)(8)	771,591	*	3,232	**	771,591	***	****
All directors and executive officers as a group (24 persons)(9)	7,638,822	* %	2,812,940	** %	6,302,557	1.7%	1.0%

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.
**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.
***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.
****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.
(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.
(2)	Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA currently intends to pay this redemption price with cash but may, in the future, deliver Accenture Ltd Class A common shares on a one-for-one basis to pay this redemption price. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.
(3)	Includes 200,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. Forehand has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program.

(4)	Includes 45,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from December 6, 2004.

(5)	Consists of 25,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from December 6, 2004.

(6)	Includes 264,663 Accenture SCA Class I common shares held by three family trusts in which Mr. Breene has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. Breene was an executive officer of Accenture Ltd at August 31, 2004 but no longer serves as an executive officer. Mr. Breene continues to be a part of our global management team.
(7)	Includes 225,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. James has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. James was an executive officer of Accenture Ltd but retired as a partner of Accenture effective August 31, 2004.
(8)	Includes 296,766 Accenture SCA Class I common shares held by a grantor retained annuity trust in which Mr. Wilson has a beneficial interest that were transferred in accordance with our Family and Charitable Transfer Program. Mr. Wilson was an executive officer of Accenture Ltd but retired as a partner of Accenture effective August 31, 2004.

(9)	Does not include shares held by Mssrs. Breene, James and Wilson, who were not executive officers of Accenture at December 6, 2004.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

OF ANY CLASS OF VOTING SECURITIES

      The following table sets forth information as of December 6, 2004 about persons whom we know to be beneficial owners of more than 5% of the issued and outstanding Class A common shares or Class X common shares.

	Accenture Ltd Class A		Accenture Ltd Class X
	common shares		common shares		Percentage of the
					total number of
	Shares	% of Shares	Shares	% of Shares	Class A and Class X
Name and Address	beneficially	beneficially	beneficially	beneficially	common shares
of Beneficial Owner	owned	owned	owned	owned	beneficially owned

Stichting Naritaweg I
Naritaweg 155
1043 BW Amsterdam
The Netherlands	—	—	21,334,880	5.8%	2.3%
Stichting Naritaweg II
Naritaweg 155
1043 BW Amsterdam
The Netherlands	—	—	24,368,548	6.7%	2.6%
Wellington Management Co. LLP
75 State Street
Boston, Massachusetts 02109	31,524,768	5.5%	—	—	3.4%

      Two Dutch foundations, Stichting Naritaweg I and Stichting Naritaweg II, hold Accenture Ltd Class X common shares that would otherwise have been held by some of our partners.

      As of December 6, 2004, Accenture SCA, the Accenture Share Employee Compensation Trust and certain wholly-owned subsidiaries of Accenture SCA and Accenture Ltd directly and indirectly beneficially owned an aggregate of 17,962,629 Accenture Ltd Class A common shares, or 3.1% of outstanding Class A common shares. Accenture SCA, these subsidiaries and the Accenture Share Employee Compensation Trust expect to exercise their power to vote or direct the vote of the Accenture Ltd Class A common shares beneficially owned by them in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

      The 2006 Annual General Meeting of Shareholders is expected to occur in February 2006. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 28, 2005. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Secretary at 1661 Page Mill Road, Palo Alto, California, 94304, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC.

      Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of the outstanding Class A common shares and Class X common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders.

      Generally, notice of a proposal must be received at least six weeks before the date of the meeting. Under the SEC’s Rule 14a-4, proposals received within this time period may be voted on matters properly brought before the 2005 Annual General Meeting in the discretion of management without additional proxy statement disclosure about the matter unless Accenture is notified about the matter by November 14, 2004.

INCORPORATION BY REFERENCE

      To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee on Executive Compensation,” “Report of the Finance Committee,” “Report of the Nominating & Governance Committee” and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

      You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

      If you submit your proxy by telephone or via the Internet, then in order for your vote to be counted, your proxy must be received by 11:59 p.m., Eastern Standard Time, on February 1, 2005 (January 28, 2005 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). Even if you submit your proxy by telephone or via the Internet, you can still vote your shares in person if you decide to attend the Annual Meeting.

      The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

      Our shareholder communications are available electronically. You may elect to receive or access future copies of these materials electronically as an alternative to receiving printed copies by mail. By signing up for electronic delivery, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you are an employee shareholder, then you will receive these materials electronically but will have the right to receive printed copies by mail. To sign up for electronic delivery, please submit your proxy via the Internet at www.votefast.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years, or you can check the box on your proxy card to indicate that you agree to receive or access these communications electronically. If you are an employee shareholder who would like to receive printed copies by mail, or if you would like to revoke your previously provided consent to electronic delivery, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105 USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.

December 27, 2004

SCHEDULE I

INDEPENDENCE STANDARDS

      The Board of Directors of Accenture Ltd has established the following standards to assist it in assessing director independence:

1. A director will not be independent if, within the prior three years, he or she

1. Was employed by Accenture (including any affiliate)

2. Was employed by, a partner in or otherwise affiliated with Accenture’s independent auditors or any law firm retained by Accenture

3. Was an officer or senior employee of a company on whose board of directors an Accenture executive officer serves

4. Personally provided professional services to Accenture or its affiliates or any executive officer, or otherwise received direct compensation from Accenture, if the amount of payments has exceeded $100,000 in any such year.

Note: Such a position by an immediate family member of the director shall have the same effect on the director’s independence, except that the Board has concluded that employment by Accenture of adult children in non-executive officer roles shall not preclude a determination of independence of a director.

2. Relationships of the following types will not be considered to be material relationships that would impair a director’s independence:

1. The director is an executive officer, director or significant shareholder of another company that does business with Accenture and, during the company’s prior three fiscal years, the amount of business conducted between Accenture and the other company (sales to, revenues to or business otherwise influenced) in any of those fiscal years did not exceed the greater of two percent of the annual gross revenues of the other company or $1 million.

2. The director is an officer, director, trustee (or equivalent) of a charitable or non-profit organization and, during the company’s prior three fiscal years, the amount of charitable contributions directed by Accenture or its executive officers (not including those matching contributions by employees) to that organization did not exceed the greater of two percent of the organization’s consolidated gross revenues or $1 million.

3. For situations not covered by the guidelines in section 2 above, those directors who have been determined to satisfy the guidelines of sections 1 and 2 above shall make the determination of independence for such directors after considering all of the relevant facts and circumstances. For example, the independent directors could determine in a particular case, that a director or nominee did not have a material relationship even if the relationship did not satisfy section 2 and that such individual should be considered independent. The company would explain in the next proxy statement the basis for any Board determination that a particular relationship was immaterial despite the fact that it did not satisfy the categorical standards set forth in section 2 above.

Revised as of August 18, 2004

ANNEX A

PROPOSED AMENDMENTS TO THE BYE-LAWS OF ACCENTURE LTD

1.	Re-number existing Bye-Laws 42 and 43 as Bye-Laws 42.1 and 42.2, respectively.

2.	Insert a new heading “RESTRICTIONS ON TRANSFER OF COVERED SHARES” immediately after the heading “TRANSFER OF SHARES” in the Table of Contents section of the Bye-Laws.

3.	Add new Bye-Laws 43.1 to 43.7 as follows:

RESTRICTIONS ON TRANSFER OF COVERED SHARES

43.1	Each Covered Person shall at all times be the Sole Beneficial Owner of all Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date, except as provided herein. Any Covered Shares Transferred in compliance with Bye-Laws 43.1 through 43.7 shall no longer be subject to such provisions. Capitalized terms used in Bye-Laws 43.1 through 43.7 hereof shall have the meanings ascribed to such terms in Bye-Law 43.7.

43.2 (a)	Notwithstanding Bye-Law 43.1, an Employee Covered Person may:

(i)	commencing on the date that is one year after the IPO Date, Transfer up to 10% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(ii)	commencing on the date that is two years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph (a)) of up to 25% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iii)	commencing on the date that is three years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph (a)) of up to 35% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(iv)	commencing on the date that is four years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph (a)) of up to 45% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(v)	commencing on the date that is five years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph (a)) of up to 55% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date;

(vi)	commencing on the date that is six years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph (a)) of up to 65% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date; and

(vii)	commencing on the date that is seven years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph (a)) of up to 75% of the aggregate number of Class A Common Shares beneficially owned by such Employee Covered Person as of the IPO Date.

(b)	Notwithstanding Bye-Law 43.1, a Covered Person may Transfer any Class A Common Shares beneficially owned by such Covered Person as of the IPO Date commencing on the later of (i) the date that is eight years after the IPO Date and (ii) the date that such Covered Person ceases to be an employee of the Company.

(c)	Notwithstanding Bye-Law 43.1, an Employee Covered Person that retires (or has retired) at the age of 50 or older and is not in contravention of a Non-Competition Agreement (a “Retired Employee”) may:

(i)	if such Retired Employee retires (or has retired) at age 50, Transfer up to that number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of Class A Common Shares eligible for sale at the date of such retirement pursuant to paragraph (a) of Bye-Law 43.2 (the “Base Eligible Sales”) and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.25;

(ii)	if such Retired Employee retires (or has retired) at age 51, Transfer up to that number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.375;

(iii)	if such Retired Employee retires (or has retired) at age 52, Transfer up to that number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.50;

(iv)	if such Retired Employee retires (or has retired) at age 53, Transfer up to that number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.625;

(v)	if such Retired Employee retires (or has retired) at age 54, Transfer up to that number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.75;

(vi)	if such Retired Employee retires (or has retired) at age 55, Transfer up to that number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.875; and

(vii)	if such Retired Employee retires (or has retired) at age 56 or above, Transfer 100% of the Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date.

A Retired Employee may also Transfer the Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date in accordance with paragraph (a) of this Bye-Law 43.2 as if such Retired Employee were an Employee Covered Person.

A Retired Employee that reaches (or has reached) the age of 56 may also Transfer 100% of the Class A Common Shares beneficially owned by such Retired Employee as of the IPO Date.

(d)	Notwithstanding Bye-Law 43.1, a Covered Person that became disabled while an employee of the Company (a “Disabled Employee”) prior to June 15, 2001, may Transfer 100% of the Class A Common Shares beneficially owned by such Disabled Employee as of the IPO Date. A Covered Person that becomes (or has become) a Disabled Employee following June 15, 2001 may (i) if such Disabled Employee becomes (or has become) disabled prior to reaching the age of 50, Transfer Class A Common Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph (a) of this Bye-Law 43.2 as if such Disabled Employee were an Employee Covered Person and (ii) if such Disabled Employee becomes disabled after reaching the age of 50, Transfer Class A Common Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph (c) of this Bye-Law 43.2 as if such Disabled Employee were a Retired Employee.

(e)	Notwithstanding Bye-Law 43.1, a Covered Person may Transfer Class A Common Shares beneficially owned by such Covered Person as of the IPO Date pursuant to bona fide pledges of Class A Common Shares approved by the Company in writing and any foreclosures thereunder, provided that the pledgee has agreed in writing with the Company (any such agreement to be satisfactory to the Company in its sole discretion) that the Company shall have a right of first refusal to repurchase such Class A Common Shares at the market price prior to any sale of such Class A Common Shares by such pledgee. Notwithstanding Bye-Law 43.1, a Covered Person may also exchange Accenture Canada Exchangeco Exchangeable Shares for Class A Common Shares.

(f)	All Transfers of Class A Common Shares beneficially owned by a Covered Person as of or prior to the IPO Date made by such Covered Person before the adoption of Bye-Laws 43.1 through 43.7 shall be aggregated, for purposes of paragraphs (a) through (d) of this Bye-Law 43.2, with all Transfers of Class A Common Shares beneficially owned by such Covered Person as of or prior to the IPO Date made by such Covered Person after the adoption of Bye-Laws 43.1 through 43.7.

43.3 (a)	Each Covered Person, at the request of the Company, will comply with any future restrictions on Transfer relating to Common Shares imposed by or with the consent of the Company and notified to such Covered Person from time to time in connection with any future offerings of securities of the Company, whether by the Company or by any securityholder of the Company and whether or not such restrictions on transfer refer to such Covered Person by name (such restrictions, collectively, “Future Restrictions”), provided that such Future Restrictions are no more onerous than restrictions agreed to by the Company. Notwithstanding the immediately preceding sentence, Covered Persons that are not Employee Covered Persons shall not be required to comply with such Future Restrictions on Transfer relating to Common Shares that are not Covered Shares.

(b)	Each Covered Person, for so long as such Covered Person is an Employee Covered Person, will comply with any restrictions on Transfer relating to Common Shares imposed by the Company and notified to such Covered Person from time to time pursuant to the Company’s insider trading policies from time to time.

(c)	Notwithstanding Bye-Law 43.2, each Covered Person will not Transfer any Covered Shares until July 24, 2005, except (A) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by the Company and/or (B) to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the provisions of this paragraph (c) by express agreement, in each case as approved in writing by the Company (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that the Company may require in its sole discretion). The preceding sentence shall not preclude any Transfer permitted under paragraph (e) of Bye-Law 43.2.

43.4 (a)	All Covered Shares beneficially owned by a Covered Person (in each case other than Covered Shares held of record by a trustee in a compensation or benefit plan administered by the Company and other Covered Shares that have been pledged to the Company (or to a third party agreed to in writing by the Company) shall, at the sole discretion of the Board, be registered in the name of a nominee for such Covered Person and/or shall be held in the custody of a custodian until otherwise determined by the Board or until such time as such Covered Shares are released pursuant to paragraphs (e) or (f) of this Bye-Law 43.4. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined by the Board from time to time.

(b)	Whenever any nominee holder shall receive any dividend or other distribution in respect of any Covered Shares, satisfied otherwise than in Covered Shares, the Board will give or cause to be given notice or direction to the applicable nominee and/or custodian referred to in paragraph (a) of this Bye-Law 43.4 to permit the prompt distribution of such dividend or distribution to the beneficial owner of such Covered Shares, net of any tax withholding amounts required to be withheld by the nominee, unless the distribution of such dividend or distribution is restricted by the terms of another agreement between the Covered Person and the Company (or with any other person with respect to which the Company has expressly agreed in writing) known to the Board.

(c)	Any share certificate representing Covered Shares beneficially owned by a Covered Person, and any agreement or other instrument evidencing restricted share units, options or other rights to receive or acquire Covered Shares beneficially owned by such Covered Person, may bear a legend noted conspicuously on each such certificate, agreement or other instrument reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S BYE-LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, EXCHANGED, TRANSFERRED, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE THEREWITH.”

(d)	The Board may refuse to register, and stop transfer orders may be entered against, transfers of Covered Shares except in compliance with Bye-Laws 43.1 through 43.7.

(e)	All Covered Shares of each Covered Person who is not an Employee Covered Person which could then be Transferred without contravening any provisions of Bye-Laws 43.1 through 43.7 shall be released, pursuant to procedures to be developed by the Board, to or at the direction of such Covered Person free and clear of all restrictions and legends described in this Bye-Law 43.4.

(f)	A specified number of Covered Shares of an Employee Covered Person shall be released, pursuant to procedures to be developed by the Board, upon the request of such Employee Covered Person and to or at the direction of such Employee Covered Person (free and clear of all restrictions and legends described in this Bye-Law 43.4), provided that such request is accompanied by a certificate of such requesting Employee Covered Person (i) indicating such requesting Employee Covered Person’s intention to Transfer promptly such specified number of Covered Shares and (ii) establishing that such specified number of Covered Shares are then permitted to be Transferred without contravening any provisions of Bye-Laws 43.1 through 43.7 (which evidence must be satisfactory to the Board).

(g)	Each Covered Person shall be responsible for all expenses of such Covered Person incurred in connection with compliance by such Covered Person with his obligations under Bye-Laws 43.1 through 43.7, including expenses incurred by the Company in enforcing the provisions of Bye-Laws 43.1 through 43.7 relating to such obligations.

43.5 (a)	In the event of any change in the outstanding Common Shares or Accenture Canada Exchangeco Exchangeable Shares by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, amalgamations, combinations, exchanges of shares and the like, the term “Covered Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Covered Shares. Upon the occurrence of any event described in the immediately preceding sentence, the Board shall make such adjustments to or interpretations of the provisions of Bye-Laws 43.1 and 43.2 (and, if the Board so determines, any other provisions of Bye-Laws 43.3 through 43.7) as the Board shall deem necessary or desirable to carry out the intent of such provision(s). If the Board deems it advisable, any such adjustments may take effect from the record date, the “when issued trading date,” the “ex dividend date” or another appropriate date.

(b)	The provisions of Bye-Laws 43.1 through 43.7 shall be binding upon the respective legatees, legal representatives, successors and assigns of the Covered Persons; provided, however, that a Covered Person may not assign any of its obligations under such provisions without the prior written consent of the Company and any assignment without such consent by a Covered Person shall be void.

(c)	If requested by the Company, each Covered Person shall execute such documents and take such further action as may be reasonably necessary to effect the provisions of Bye-Laws 43.1 through 43.7.

43.6	The Board may waive any of the provisions of Bye-Laws 43.1 through 43.7 to permit particular Covered Persons, a particular class of Covered Persons or all Covered Persons to Transfer Covered Shares in particular situations (such as Transfers to family members, partnerships or trusts) or generally. The Board may impose such conditions as it may determine on the granting of such waivers. The Board’s determination under this Bye-Law 43.6 shall be final and binding and need not be uniform and may be made selectively among Covered Persons (whether or not such Covered Persons are similarly situated).

43.7	For purposes of Bye-Laws 43.1 through 43.7, the following terms have the following meanings:

(a)	“Accenture Canada Exchangeco Exchangeable Shares” shall mean the exchangeable shares issued to the Company’s Canadian Partners by an indirect Canadian subsidiary of Accenture

Ltd which exchangeable shares are exchangeable from time to time for Class A Common Shares.

(b)	A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of these Bye-Laws a person shall not be deemed a beneficial owner of Common Shares (A) solely by virtue of the application of Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) Rule 13d-3(d) or Exchange Act Rule 13d-5 as in effect on April 18, 2001, (B) solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative) or (C) held of record by a “private foundation” subject to the requirements of Section 509 of the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder (or equivalent in other jurisdictions as determined from time to time by the Board). “Beneficially own” and “beneficial ownership” shall have correlative meanings. For purposes of the definition of beneficial ownership only, the provisions of Bye-Laws 43.1 through 43.7 shall not be deemed to transfer the investment power with respect to any Common Shares.

(c)	“Common Shares” shall mean Class A Common Shares and/or Class X Common Shares.

(d)	“Company” shall mean Accenture Ltd, together, as the case may be and if the context so requires, with its Subsidiaries from time to time.

(e)	“Covered Person” or “Covered Persons” shall mean those persons, other than the Company, who were parties to the Voting Agreement, as amended, on the date of adoption of Bye-Laws 43.1 through 43.7; provided that any Covered Person who was not also a party to that certain Common Agreement dated as of April 19, 2002 among the Company and the other parties thereto on the date of adoption of Bye-Laws 43.1 through 43.7 shall not be subject to the provisions of paragraph (c) of Bye-Law 43.3.

(f)	A Covered Person’s “Covered Shares” shall mean (1) any Class X Common Shares beneficially owned by such Covered Person at the time in question, (2) any Class A Common Shares beneficially owned by such Covered Person at the time in question that were also beneficially owned by such Covered Person as of or prior to the IPO Date and (3) any Class A Common Shares not falling within the preceding clause (2) that are or were acquired from the Company (including, without limitation, Class A Common Shares acquired from the Company in connection with the redemption or exchange of Accenture Canada Exchangeco Exchangeable Shares or other shares of any other Subsidiary of the Company) or, whether or not acquired from the Company, in order to comply with a written requirement of the Company (which may be a written policy), by such Covered Person while a Partner of the Company or in connection with becoming a Partner of the Company, and beneficially owned by such Covered Person at the time in question but, shall not include (i) unless such Common Shares are acquired in order to comply with a written requirement of the Company, Common Shares beneficially owned as a result of (A) an acquisition, directly or indirectly, from the Company in an underwritten public offering or (B) conversion of securities convertible into Common Shares, where beneficial ownership of the convertible securities was acquired in a transaction described in clause (A) above or (ii) any other Common Shares acquired under a deferred compensation or employee benefit plan and excluded from the definition of Covered Shares by action of the Partners Representatives prior to the adoption of Bye-Laws 43.1 through 43.7 or the Board after adoption of Bye-Laws 43.1 through 43.7. “Covered Shares” shall also include any Accenture Canada Exchangeco Exchangeable Shares beneficially owned by a Covered Person. “Covered Shares” shall also include the securities that are defined to be “Covered Shares” in Bye-Law 43.5. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership over such Covered Shares. Notwithstanding the immediately preceding sentence, any Class A Common Shares received by a Covered Person upon exchange for Accenture Canada Exchangeco Exchangeable Shares shall, solely for purposes of Bye-Laws 43.1 through 43.7, be deemed to have been owned by such Covered Person as of the IPO Date.

(g)	The term “disabled” shall mean “disabled” as defined (i) in any employment agreement then in effect between the employee and the Company, or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of an employee to perform in all material respects his duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a disability as to which the employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Company. If the employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determinations in writing. The determination of disability made in writing to the Company and the employee shall be final and conclusive for all purposes of these Bye-Laws.

(h)	An “employee” shall include, without limitation, the owners and employees of partner personal service companies in certain countries with which the Company has personal service contracts (in each case as agreed by the Partners Representatives prior to the adoption of Bye-Laws 43.1 through 43.7 or the Board), and any other similarly situated person designated as an “employee” by the Partners Representatives prior to the adoption of Bye-Laws 43.1 through 43.7 or the Board.

(i)	“Employee Covered Person” shall mean a Covered Person that is an employee of the Company at the time in question, provided that if the Company has received notice that any Covered Person intends to terminate such Covered Person’s employment with the Company (except in the case of notice with respect to retirement or disability), such Covered Person shall be deemed not to be an Employee Covered Person.

(j)	“IPO Date” shall mean July 24, 2001.

(k)	“Non-Competition Agreement” shall mean, collectively, any Non-Competition Agreement, dated as of April 18, 2001, among the Company and the partners from time to time party thereto as such agreement may be amended from time to time or any agreement having a similar effect.

(l)	“Partner” shall mean those partners from time to time that are parties to the certain Partners Matters Agreement among the Company and the signatories thereto dated as of April 18, 2001 as such agreement may be amended from time to time or any agreement having a similar effect.

(m)	“Partners Representatives” shall have the meaning ascribed to such term in Section 4.4 of the Voting Agreement.

(n)	“Permitted Basket Transaction” shall mean the purchase or sale of, or the establishment of a long or short position in, a basket or index of securities (or of a derivative financial instrument with respect to a basket or index of securities) that includes securities of the Company, in each case if such purchase, sale or establishment is permitted under the Company’s policy on hedging with respect to securities of the Company and other relevant policies, including insider trading policies, as announced from time to time.

(o)	Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to these Bye-Laws, the Non-Competition Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in the Covered Shares. An economic interest of the Company (or of any other person with respect to which the Company has expressly agreed to in writing) as pledgee shall be disregarded for this purpose. A Covered Person that holds Covered Shares indirectly through a wholly-owned personal holding company shall be considered the “Sole Beneficial Owner” of such Covered Shares, provided that such personal holding company is a Covered Person hereunder.

(p)	“Subsidiary” shall mean any person in which the Company owns, directly or indirectly, at least a majority of the equity, economic or voting interest.

(q)	“Transfer” shall mean any sale, transfer, pledge, hypothecation or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company, in each such case other than Permitted Basket Transactions and provided, however, that any exchange of Accenture Canada Exchangeco Exchangeable Shares for Class A Common Shares shall not constitute a Transfer or count toward any limit on Transfers set forth in Bye-Law 43.2.

ANNEX B

SUMMARY OF CERTAIN AGREEMENTS AND ARRANGEMENTS

AMONG ACCENTURE AND ITS PARTNERS

Reorganization and Related Transactions

      We completed a series of transactions during fiscal years 2001 and 2002 in order to have Accenture assume a corporate structure. The principal reorganization transactions and related transactions are summarized below.

•	Our partners received shares in our global corporate structure in lieu of their interests in our local business operations. Our partners in Australia, Denmark, France, Italy, Norway, Spain, Sweden and the United States received Accenture SCA Class I common shares in lieu of their interests in our local operations in those countries. Our partners in Canada and New Zealand received Accenture Canada Holdings exchangeable shares in lieu of their interests in our local operations in those countries. Our partners elsewhere received Accenture Ltd Class A common shares in lieu of their interests in our local operations in the relevant countries. Most of our partners receiving Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares received a corresponding number of Accenture Ltd Class X common shares.

•	In connection with our transition to a corporate structure, each partner’s paid-in capital was returned to that partner.

•	We distributed to our partners earnings undistributed as of the date of the consummation of our transition to a corporate structure.

Accenture Ltd Voting Agreement

      Following is a description of the material terms of the voting agreement, the form of which has been filed as an exhibit to our Annual Report on Form 10-K for the year ended August 31, 2004 (“the 2004 Form 10-K”).

Persons and Shares Covered

      Accenture Ltd and each of our partners who owns Accenture Ltd Class A common shares or Class X common shares have entered into a voting agreement. We refer to the parties to the voting agreement, other than Accenture Ltd, as “covered persons.”

      The Accenture Ltd shares covered by the voting agreement generally include (1) any Accenture Ltd Class X common shares that are held by a partner, (2) any Accenture Ltd Class A common shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Accenture Ltd Class A common shares in July 2001 and (3) any Accenture Ltd Class A common shares if they are received from us while a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by us. We refer to the shares covered by the voting agreement as “covered shares.” Accenture Ltd Class A common shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, generally are not subject to the voting agreement.

Voting

      By a vote of the employee covered persons, the voting provisions were eliminated from the voting agreement, effective November 22, 2004. Generally these provisions provided that the covered persons who are employees of Accenture, prior to any vote of the shareholders of Accenture Ltd, would participate in a separate, preliminary vote of their covered shares on each matter upon which a vote of the shareholders was proposed to be taken. Subsequently, all of these covered shares would be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

Transfer Restrictions

      The employee covered persons have voted to amend the voting agreement to eliminate the transfer provisions described below from the voting agreement. Elimination of these provisions will become effective when Accenture Ltd approves such elimination, but Accenture Ltd will approve such elimination only if shareholders at our 2005 Annual General Meeting of Shareholders approve the relocation of transfer restrictions substantially similar to those described below into the bye-laws of Accenture Ltd. If our shareholders do not approve the relocation of these transfer restrictions, the transfer restrictions described below will remain in the voting agreement, in full force and effect.

      By entering into the voting agreement, each covered person agreed, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain additional transfer restrictions imposed by or with the consent of Accenture from time to time, including in connection with offerings of securities by Accenture Ltd.

      Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture are permitted to transfer a percentage of the covered shares received by them on or prior to July 24, 2001 and owned by them commencing on July 24, 2002 as follows:

Cumulative percentage
of shares permitted
to be transferred	Years after July 24, 2001

10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment by Accenture

Partners retiring from Accenture at the age of 50 or above are permitted to transfer covered shares they own on an accelerated basis as follows:

Percentage of remaining
transfer restricted shares
Age at retirement	permitted to be transferred

56 or older	100%
55	87.5%
54	75%
53	62.5%
52	50%
51	37.5%
50	25%

      In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 is permitted to transfer any covered shares he or she owns. Any remaining shares owned by a retiring partner for which transfer restrictions are not released on an accelerated basis will be eligible to be transferred as if the retiring partner continued to be employed by Accenture.

      Partners who became disabled before our transition to a corporate structure are permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

      All transfer restrictions applicable to a covered person under the voting agreement terminate upon death.

      If Accenture approves in writing a covered person’s pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

      Notwithstanding the transfer restrictions described in this summary, Accenture Ltd Class X common shares may not be transferred at any time, except upon the death of a holder of Class X common shares or with the consent of Accenture Ltd.

      Accenture Canada Holdings exchangeable shares held by covered persons are also subject to the transfer restrictions in the voting agreement.

      Until the amendment of the bye-laws of Accenture Ltd, if at all, we expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share purchases, redemptions or other transactions approved by Accenture and to permit family and charitable transfers approved by Accenture by those partners that have agreed to the transfer restrictions described above in the common agreements on any other transfers of their equity interests until July 24, 2005. From time to time, pursuant to the terms of the voting agreement, the partners representatives may also approve limited relief from the existing share transfer restrictions for specified partners or groups of partners in connection with particular retirement, employment and severance arrangements that we determine to be important to the execution of our business strategy.

Other Restrictions

      The voting agreement also prevented covered persons who are employees of Accenture from engaging in the following activities with any person who is not a covered person who is an employee of Accenture or a director, officer or employee of Accenture:

•	participating in a proxy solicitation with respect to shares of Accenture;

•	depositing any covered shares in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

•	forming, joining or in any way participating in a “group” that agrees to vote or dispose of shares of Accenture in a particular manner;

•	except as provided in the partner matters agreement, proposing certain transactions with Accenture;

•	seeking the removal of any member of the Board of Directors of Accenture Ltd or any change in the composition of Accenture Ltd’s Board of Directors;

•	making any offer or proposal to acquire any securities or assets of Accenture; or

•	participating in a call for any special meeting of the shareholders of Accenture Ltd.

      By a vote of the employee covered persons, these restrictions were eliminated from the voting agreement, effective November 22, 2004. The Company intends to include provisions comparable to those the above-mentioned restrictions in its employee policies and procedures.

Term and Amendment

      The voting agreement, as amended, from time to time, will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the voting agreement unless they have been previously waived or terminated under the terms of the voting agreement. The voting agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

Administration and Resolution of Disputes

      The terms and provisions of the voting agreement are administered by the partners representatives, which consist of persons who are both partners of Accenture and members of Accenture Ltd’s Board of Directors and who agree to serve in such capacity. The partners representatives have the sole power to enforce the provisions of the voting agreement. Persons not party to the voting agreement are not beneficiaries of the provisions of the voting agreement.

Accenture SCA Transfer Rights Agreement

Persons and Shares Covered

      Accenture SCA and each of our partners who owns shares of Accenture SCA have entered into a transfer rights agreement. We refer to parties to the transfer rights agreement, other than Accenture SCA, as “covered persons.”

      The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. We refer to the shares covered by the transfer rights agreement as “covered shares.”

Material Terms

      Except for certain voting provisions and other provisions of the Accenture Ltd voting agreement, which have been eliminated from the voting agreement by a vote of the employee covered persons, the transfer rights agreement includes, among others, terms comparable to those set forth in the voting agreement, which are summarized above. Both the voting agreement and the transfer rights agreement have been filed as exhibits to the 2004 10-K.

Common Agreements

      The material terms of the Accenture Ltd common agreement are summarized below. Accenture SCA has entered into a common agreement of comparable terms with certain of the covered persons who hold Accenture SCA Class I common shares. The forms of the Accenture Ltd and Accenture SCA common agreements have been filed as exhibits to the 2004 10-K.

Accenture Ltd Common Agreement

      Accenture Ltd and certain of the covered persons under the voting agreement described below under “—Accenture Ltd Voting Agreement” have entered into a common agreement, under which each such covered person agrees not to transfer any of his or her covered shares under the voting agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share purchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd; and/or

•	to estate and/or tax planning vehicles, family members and charitable organizations that agree to become bound by transfer restrictions as approved in writing by Accenture Ltd as further described below under “—Family and Charitable Transfer Program.”

      These limitations are not affected by a covered person’s retirement status but do terminate upon the death of the covered person. Notwithstanding these limitations, a covered person may (1) exchange Accenture Canada Holdings exchangeable shares for Accenture Ltd Class A common shares and (2) pledge his or her covered shares subject to the terms described under “—Accenture Ltd Voting Agreement— Transfer Restrictions” below.

      If shareholders at our 2005 Annual General Meeting of Shareholders approve the relocation of transfer restrictions substantially similar to those described above into the bye-laws of Accenture Ltd, we will terminate the Accenture Ltd common agreement. We also expect to terminate the SCA common agreement upon the relocation of the transfer restrictions contained therein to the Articles of Association of Accenture SCA. If our shareholders do not approve the relocation of these transfer restrictions, then the common agreements will expire by their own terms on July 24, 2005.

Partner Matters Agreement

      Following is a description of the material terms of the partner matters agreement, the form of which has been filed as an exhibit to the 2004 Form 10-K. No changes will be made to this agreement as a result of the bye-law amendments proposed in this proxy statement.

General; Persons and Shares Covered

      Accenture Ltd and, with limited exceptions, each of our partners have entered into a partner matters agreement, and each other person who becomes a partner will be required to enter into the partner matters agreement. The purpose of the partner matters agreement is to establish procedures for continued involvement of our partners in certain Accenture governance issues. Partners will vote in partner matters votes held in accordance with the partner matters agreement based on, generally, (1) all Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares held by a partner if they were received from us as a partner or in connection with becoming a partner and (2) all Accenture Ltd common shares otherwise acquired by a partner if the acquisition is required by us. Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares acquired as our employee, prior to becoming a partner, will not be relevant to a partner’s vote in a partner matters vote. Accenture Ltd common shares purchased by partners in the open market will also not be relevant to a partner’s vote in a partner matters vote, unless such purchase was required by us.

      The partner matters agreement provides, among other things, mechanisms for our partners to:

•	make a non-binding recommendation to the Board of Directors of Accenture Ltd through a committee of partners regarding the selection of a chief executive officer of Accenture Ltd in the event a new chief executive officer is appointed within the first four years after our initial public offering;

•	vote on new partner admissions;

•	approve the partners’ income plan as described below; and

•	hold non-binding votes with respect to any decision to eliminate or materially change the current practice of allocating partner compensation on a relative, or “unit,” basis.

      Under the terms of the partner matters agreement, a partners’ income committee, consisting of the chief executive officer and partners he or she appoints, reviews evaluations and recommendations concerning the performance of partners and determines relative levels of income participation, or unit allocation. Based on its review, the committee will prepare a partners’ income plan, which then must be submitted to the partners in a partner matters vote. If the plan is approved by a 66 2/3% partner matters vote, it is: (1) binding with respect to the income participation or unit allocation of all partners other than the principal executive officers of Accenture Ltd (including the chief executive officer), subject to the impact on overall unit allocation of determinations by the Board of Directors of Accenture Ltd or the Compensation Committee of the Board of Directors of Accenture Ltd of the unit allocation for the executive officers, unless otherwise determined by the Board of Directors; and (2) submitted to the Compensation Committee of the Board of Directors of Accenture Ltd as a recommendation with respect to the income participation or unit allocation of the chief executive officer and the other principal executive officers of Accenture Ltd. Partners continue to vote on the admission of new partners. New partners will be approved by a 66 2/3% partner matters vote.

Non-Competition Agreement

      Following is a description of the material terms of the non-competition agreements, the forms of which have been filed as exhibits to the 2004 Form 10-K. No change will be made to this agreement as a result of the bye-law amendments proposed in this proxy statement.

Persons Covered

      Each of our partners as of the date of the consummation of our transition to a corporate structure has entered into a non-competition agreement.

Restricted Activities

      Each partner party to a non-competition agreement has agreed that, for a “restricted period” ending on the later of five years following the date of the initial public offering of the Accenture Ltd Class A common shares in July 2001 or 18 months following the termination of that partner’s employment with us or our affiliates, he or she will not (1) associate with and engage in competing services for any competitive enterprise or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing consulting services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client.

      In addition, each partner has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an eighteen-month period before or after the date on which the partner’s employment with us or our affiliates terminated.

Enforcement

      Each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, we would be entitled to equitable relief restraining that partner from committing any violation of the non-competition agreement. In addition, each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, he or she will pay to us a predetermined amount as and for liquidated damages and that those liquidated damages will be secured by that partner’s shares pursuant to a pledge agreement, which has been entered into by the parties. Notwithstanding the pledge agreement, partners will be permitted to dispose of their pledged securities in accordance with the terms of the Accenture Ltd common agreement, the Accenture SCA common agreement, the voting agreement or the transfer rights agreement, as the case may be, and to receive the proceeds from such dispositions.

      Because the laws concerning the enforcement of non-competition agreements vary, we may not be able to strictly enforce these terms in all jurisdictions.

Waiver and Termination

      We may waive non-competition agreements or any portion thereof with the consent of, and in the discretion of, the chief executive officer of Accenture Ltd. The non-competition agreements will terminate upon a change in control of Accenture Ltd.

Partner Liquidity Arrangements

      Accenture, the partners representatives under the voting agreement and the Accenture SCA partners committee under the transfer rights agreement have approved the pledge of covered shares to Salomon Smith Barney, Inc. (“SSB”) to secure personal loans to all Accenture partners and former partners (not including any of our directors or executive officers) in amounts agreed by SSB and its borrowers. As a condition to obtaining the right to make these personal loans, SSB has agreed to take all covered shares pledged subject to the transfer restrictions imposed on pledging partners or former partners pursuant to the common agreements, voting agreement and/or transfer rights agreement. Consequently, foreclosures by SSB on those pledged shares and any subsequent sales of those shares by SSB are restricted to the same extent they would be in the hands of the pledging partner or former partner. No change will be made to these arrangements as a result of the bye-law amendments proposed in this proxy statement.

Partner Tax Costs

      We have informed our partners that if a partner reports for tax purposes the transactions involved in connection with our transition to a corporate structure, we will provide a legal defense to that partner if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the partner is then subject to extraordinary financial disadvantage, we will review such circumstances for any individual partner and find an appropriate way to avoid severe financial damage to that individual partner. No change will be made to these arrangements as a result of the bye-law amendments proposed in this proxy statement.

ANNEX C

SHARE MANAGEMENT PLAN

      In April of 2002 we introduced our Share Management Plan for partners. Coupled with the transfer restrictions imposed on our partners in connection with our transition to a corporate structure, our Share Management Plan transactions and programs have been effective in increasing our public float and broadening the ownership of our Accenture Ltd Class A common shares, while providing for the orderly entry of our shares held by our partners, former partners and their permitted transferees into the market.

      Beginning in fiscal 2006, we intend to replace our existing Share Management Plan transaction formats — large, marketed secondary offerings and smaller, organized quarterly trading opportunities for our partners, former partners and their permitted transferees — with a Partner Trading Policy that, when combined with the ongoing transfer restrictions to which our partners and former partners remain subject, we believe will continue to facilitate the orderly trading of our partners’ shares.

      Our Share Management Plan will continue to include our existing Family and Charitable Transfer Program. As described elsewhere in this proxy statement, the transfer restrictions contained in the Accenture Ltd voting agreement will remain in place without material change beyond fiscal 2005 and, upon the approval of our shareholders, be relocated to the bye-laws of Accenture Ltd (the “transfer restrictions”). (A description of the voting agreement can be found in Annex B to this proxy statement).

Partner Trading Policy

      To continue to facilitate the orderly trading of our shares held by our partners, we intend to implement, through our employment policies, certain additional limitations on the trading (the “trading limitations”) by our partners of shares they have or will acquire, directly or indirectly, from us while, or in connection with becoming, a partner. We expect these trading limitations will serve to limit the number of these shares individual partners may dispose of during any calendar quarter. We currently expect to establish these individual limits so that the total number of partner shares sold or redeemed during any calendar quarter should not be expected to exceed a composite average weekly volume of trading in the Accenture Ltd Class A common shares. Only shares for which the transfer restrictions are no longer in effect (and the terms of any other agreement or award have been complied with) will be included in establishing the individual limits under the Partner Trading Policy. Once implemented, we expect to rigorously enforce this policy. However, sanctions under this policy may be prospective in nature, and there can be no guarantee in all cases that we can prohibit every individual transfer attempted in breach of the policy’s provisions.

Future Partner Trading Practices

      We expect that, subject to the continuing transfer restrictions, the trading limitations and the terms of any agreement or award to which any Accenture Ltd Class A common shares are subject, our partners holding Accenture Ltd Class A common shares will be able to sell their shares through individual brokered transactions. We also currently expect that, subject to the same limitations, our partners holding Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares will continue to redeem, sell or exchange their shares with Accenture in transactions similar to the quarterly transactions we currently use or as contemplated by the Articles of Association of Accenture SCA. From time to time, we may continue to approve limited relief from the transfer restrictions for specified partners or groups of partners to promote continued employment or to support retirement or severance arrangements that we determine to be important to the execution of our business.

Accenture SCA Class I Common Share Redemptions

      Subject to the same limitations described above, Accenture SCA will remain obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common shares at any time at a redemption price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Under certain circumstances, Accenture SCA may in the future instead choose to deliver Accenture Ltd Class A common shares on a one-for-one basis in satisfaction of the redemption price. We expect for the foreseeable future to continue to redeem or purchase Accenture SCA Class I common shares for cash rather than through the issuance of Accenture Ltd Class A common shares, but will continue to consider this matter as our Share Management Plan evolves.

Transitioning from Our Existing Share Management Plan

Existing Transfer Restrictions

      The transfer restrictions contained in the Accenture Ltd voting agreement and Accenture Ltd common agreement will continue in effect according to their current terms, without material change, regardless of the outcome of the shareholder vote described elsewhere in this proxy statement or the location of the substance of these transfer restrictions. From time to time, we may continue to approve limited relief from the transfer restrictions for specified partners or groups of partners to promote continued employment or to support retirement or severance arrangements that we determine to be important to the execution of our business.

Quarterly Partner Share Transactions

      We intend for the remainder of fiscal 2005 to enable quarterly transactions to provide partners, former partners and their permitted transferees with the opportunity to dispose of those shares that are currently eligible for transfer under the terms of the transfer restrictions. We may also approve the inclusion of additional shares that will become eligible for transfer on or before July 24, 2005 in these quarterly transactions. We do not expect to permit the aggregate number of Accenture Ltd Class A common shares sold in any quarterly transaction in fiscal 2005 to exceed the average weekly volume of trading in the Accenture Ltd Class A common shares on the New York Stock Exchange for the four weeks prior to the start of these transactions. In connection with each quarterly transaction, we also expect to offer to redeem or purchase substantially larger numbers of Accenture SCA Class I common shares and Accenture Canada Holdings, Inc. exchangeable preferred shares from our partners, former partners and their permitted transferees than we have in the past.

Public Offerings

      Since our initial public offering in July 2001, we have facilitated four public offerings of Accenture Ltd Class A common shares by Accenture Ltd, our partners, former partners and their permitted transferees. We do not currently intend to maintain the ability to rapidly facilitate large registered, marketed secondary offerings for our partners, former partners and their permitted transferees beyond fiscal 2005.

Family and Charitable Transfer Program

      We have approved, and expect to continue to approve in the future, certain estate and/or tax planning strategies that allow the value of a partner’s shares to be transferred directly or indirectly through tax planning vehicles which may reduce estate, gift, wealth or income taxes of either the partner or the recipient of the shares. We believe that these strategies have been implemented with minimal involvement or expense by Accenture. Partners wishing to use these family and charitable transfers are required to work with identified local tax and legal advisors to assure that the transfers comply with Accenture’s requirements. We will continue to impose conditions on these transfers, such as requiring that any transferee be bound by transfer restrictions agreed to in writing by us.

c/o National City Bank
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S U B M I T   Y O U R   P R O X Y   B Y   I N T E R N E T
A T   H T T P : / / W W W . V O T E F A S T . C O M

Have your proxy card available when you access the website at http://www.votefast.com and follow the simple instructions to record your proxy.

S U B M I T   Y O U R   P R O X Y   B Y
T E L E P H O N E   A T   1 — 8 0 0 — 5 4 2 — 1 1 6 0

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S U B M I T   Y O U R   P R O X Y   B Y   M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

Submit Your Proxy
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Submit your proxy 24 hours a day, 7 days a week!
Your proxy by Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on Tuesday, February 1, 2005 to be counted in the final tabulation.

If you vote by Internet or telephone, please do not mail your proxy card.

Proxy must be signed and dated below.
ê    Please fold and detach card at perforation before mailing.    ê

ACCENTURE LTD	PROXY

This proxy is solicited on behalf of the Board of Directors for the 2005 Annual General Meeting of Shareholders.

The undersigned hereby appoints William D. Green, Michael G. McGrath and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A common shares and Class X common shares of Accenture Ltd held of record by the undersigned on December 6, 2004, at the 2005 Annual General Meeting of Shareholders to be held on February 2, 2005 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders and at any adjournment or postponement thereof.

Signature

Signature (if held by joint tenants)

Date:

Please sign this proxy card exactly as your name appears to the left. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in the partnership’s name.

E L E C T R O N I C   A C C E S S   TO   F U T U R E   D O C U M E N T S   N O W   A V A I L A B L E

You have the option to access our future shareholder communications (e.g., annual reports, proxy statements, interim communications) over the Internet, instead of receiving those documents in the mail. Your participation is completely voluntary. If you give your consent, you will receive a notice by email, informing you that materials are available and providing you with the Internet location where these materials are available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by sending a written notice to Accenture’s Secretary at 1661 Page Mill Rd, Palo Alto, California 94304, Attn: Corporate Secretary.

To give your consent, please follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Y O U R   V O T E   I S   I M P O R T A N T !

Please submit your proxy via the Internet or by telephone using the instructions on the reverse side of this proxy card, or mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your mailed proxy to be counted, your proxy must be received no later than February 1, 2005. If you submit your proxy via the Internet or by telephone, you may transmit your voting instructions up until 11:59 p.m., Eastern Standard Time, on February 1, 2005. Submitting your proxy will not affect your right to vote in person if you decide to attend the Annual General Meeting of Shareholders.

Proxy must be signed and dated on the reverse side.
ê    Please fold and detach card at perforation before mailing.    ê

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

The Board of Directors of Accenture Ltd recommends that you vote FOR Proposals 1, 2 and 3.

1.	Appointment of the following 3 nominees to the Board of Directors:
	(01)	Joe W. Forehand	(02)	Blythe J. McGarvie	(03)	Sir Mark Moody-Stuart
	☐	FOR all nominees listed above			☐	WITHHOLD AUTHORITY
		(except as listed to the contrary below)				to vote for all nominees listed above
             To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	Approval of bye-law amendments to relocate into the bye-laws existing contractual restrictions applicable to Class A common shares of partners and former partners beneficially owned by them prior to Accenture’s initial public offering.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Re-appointment of KPMG LLP as independent auditors for the 2005 fiscal year and authorization of the Audit Committee of the Board of Directors to determine KPMG LLP’s remuneration.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

	☐	Please check this box if you plan to attend the Annual General Meeting of Shareholders.
	☐	Please check this box if you consent to access future shareholder communications via the Internet.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.